                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X]   Definitive proxy statement.
[ ]   Definitive additional materials.
[ ]   Soliciting material under Rule 14a-12.

                              WILLBROS GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            ____________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:
            ____________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ____________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction:
            ____________________________________________________________________

      (5)   Total fee paid: ____________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid: ____________________________________________

      (2)   Form, Schedule or Registration Statement No.:_______________________

      (3)   Filing Party:_______________________________________________________

      (4)   Date Filed:_________________________________________________________

[LOGO]                        WILLBROS GROUP, INC.
                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                              P. O. BOX 0816-01098
                           PANAMA, REPUBLIC OF PANAMA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD FEBRUARY 1, 2006

To the Stockholders of
WILLBROS GROUP, INC.:

      NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), will be held at the Panama Marriott Hotel, Calle 52 y Ricardo Arias - Area Bancaria, Panama City, Panama, on February 1, 2006, at 9:00 a.m., local time, for the following purposes:

      1. To elect two directors of the Company to Class III for three-year terms; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on December 15, 2005, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            Dennis G. Berryhill
                                            Secretary

Panama City, Panama
December 28, 2005

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

[LOGO]                         WILLBROS GROUP, INC.
                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                              P. O. BOX 0816-01098
                           PANAMA, REPUBLIC OF PANAMA

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD FEBRUARY 1, 2006

                     SOLICITATION AND REVOCATION OF PROXIES

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), of proxies to be voted at the 2005 Annual Meeting of Stockholders of the Company to be held on February 1, 2006, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first sent on or about December 28, 2005, to stockholders of record on December 15, 2005.

      If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted "FOR" the election of all of the nominees for directors listed below. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

      The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                          STOCKHOLDERS ENTITLED TO VOTE

      Stockholders of record at the close of business on December 15, 2005, will be entitled to vote at the Annual Meeting. As of December 15, 2005, there were issued and outstanding 21,550,612 shares of Common Stock, par value $.05 per share, of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals, if any, except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

      The Restated Articles of Incorporation of the Company (the "Charter") provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors (Messrs. Bump, Curran and Isaacs) will expire at the Annual Meeting. The terms of the current Class I directors (Messrs. Leidel and Taylor) and the current Class II directors (Messrs. Mitchell and Williams) will expire at the annual meetings of stockholders to be held for 2006 and 2007, respectively.

      In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated Michael F. Curran and
S. Fred Isaacs for election as Class III directors. Messrs. Curran and Isaacs, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class III director for a term expiring at the annual meeting of stockholders in 2008 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. Mr. Isaacs was elected to the Board of Directors in March 2004, and at that time was recommended to the Nominating/Corporate Governance Committee by the Company's President and Chief Executive Officer. A Board position will become vacant in Class III at the Annual Meeting. Larry J. Bump, age 66, who currently serves as a Class III director and whose term expires at the Annual Meeting, will retire from the Board of Directors at the Annual Meeting. In March 2004, Mr. Bump relinquished his position of Chairman of the Board of Directors and announced he would remain a director for the duration of the term expiring at the Annual Meeting. The Board position being vacated by Mr. Bump will remain vacant. The Charter provides that any Board vacancies may be filled by the affirmative vote of a majority of the remaining directors. The Nominating/Corporate Governance Committee and the Board of Directors have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only two directors. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Curran and Isaacs. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

      The Company is appreciative of Mr. Bump's 28 years of faithful service to the Company and his valuable counsel and business advice over the years.

      The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" each of the following nominees for directors.

NOMINEES FOR DIRECTORS

                                    CLASS III
                             (TERM EXPIRES MAY 2008)

      MICHAEL F. CURRAN, age 65, joined Willbros in March 2000 as a Director, Vice Chairman of the Board of Directors, President and Chief Operating Officer. Mr. Curran was named Chief Executive Officer in May 2002 and was elected Chairman of the Board of Directors in March 2004. He served from 1972 to March 2000 as Chairman and CEO of Michael Curran & Associates, a mainline pipeline constructor in North America and West Africa, prior to joining Willbros. Mr. Curran has over 43 years of diversified experience in pipeline construction around the world, including 34 years as President and Chief Executive Officer of various domestic and international pipeline construction firms. Mr. Curran also served as President of the Pipe Line Contractors Association.

      S. FRED ISAACS, age 68, was elected to the Board of Directors in March 2004. Mr. Isaacs has been President of A1 Services, Inc. (formerly SFI Consulting, Inc.), an electrical engineering services company, since March 1997. He was President of Computer Video Training, Inc., a consulting company, from August 1995 to March 1997. From September 1992 to August 1995, he served as President of SFI Consulting, Inc. and Chairman of the Board of Directors of TranAm Systems International, Inc., a gas compression equipment company. Prior to that time, he served in senior engineering and executive positions in the pipeline industry for over 35 years, most recently as Senior Vice President of Transportation of MAPCO, Inc. and President of Mid-America Pipeline Company and Seminole Pipeline Company from January 1983 until his retirement from MAPCO, Inc. in September 1992.

      One Board position in Class III will become vacant at the Annual Meeting.

DIRECTORS CONTINUING IN OFFICE

                                     CLASS I
                             (TERM EXPIRES MAY 2006)

      PETER A. LEIDEL, age 49, was elected to the Board of Directors in 1992. Since September 1997, Mr. Leidel has been a founder and partner in Yorktown Partners, L.L.C., an investment management company. From 1983 to September 1997, he was employed by Dillon, Read & Co., Inc., an investment banking firm, serving most recently as a Senior Vice President.

      JAMES B. TAYLOR, JR., age 67, was elected to the Board of Directors in February 1999. Mr. Taylor co-founded Solana Petroleum Corp., a Canadian-based public oil and gas exploration and production company, in 1997 and served as Chairman of its Board of Directors until December 2000. From 1996 to 1998, he was a Director and consultant for Arakis Energy, a Canadian public company with operations in North America and the Middle East. Prior to that time, he served for 28 years for Occidental Petroleum Corporation in various worldwide exploration and operations management positions before retiring in 1996 as Executive Vice President.

      One Board position in Class I is currently vacant.

                                    CLASS II
                             (TERM EXPIRES MAY 2007)

      RODNEY B. MITCHELL, age 69, was elected to the Board of Directors in July 2001. Mr. Mitchell has over 31 years of experience in the investment management business. He is President and Chief Executive Officer of The Mitchell Group, Inc., an investment advisory firm he founded in 1989. Previously, Mr. Mitchell was President and Chief Executive Officer of Tallassi Management Company, another investment advisory organization he formed in 1970.

      S. MILLER WILLIAMS, age 54, was elected to the Board of Directors in May 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed interim Chief Financial Officer of Vartec in November 2003. Since leaving Vartec, he has primarily been involved in personal investments. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company which provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, most recently as Senior Vice President - Corporate Development and General Manager - International. He was President and owner of MediaTech, Incorporated, a manufacturer and dealer of computer tape and supplies, from 1987 until the company was sold in 1992.

      One Board position in Class II is currently vacant.

COMPENSATION OF DIRECTORS

      Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors currently receive an annual retainer of $30,000 plus a fee of $1,500 per meeting for attending meetings of the Board of Directors. Non-employee directors also receive fees for attending meetings of committees of the Board of Directors as follows: chairman and any co-chairman of the committee receive $2,500 per meeting and the other members of the committee receive $1,500 per meeting.

      Non-employee directors automatically receive non-qualified stock options under the Willbros Group, Inc. Director Stock Plan, as amended (the "Director Stock Plan"). Under the Director Stock Plan, an initial option to purchase 5,000 shares of Common Stock is granted to each new non-employee director on the date such director is elected or appointed to the Board of Directors. Each non-employee director also receives annually an option to purchase 5,000 shares of Common Stock on the second Monday in January of each year during the period of such director's incumbency. The option exercise price of each option granted under the Director Stock Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 225,000 shares of Common Stock is available for issuance under the Director Stock Plan. During fiscal 2004, Messrs. Bump, Leidel, Mitchell, and Taylor were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $12.38 per share, Mr. Isaacs was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $14.26 per share, and Mr. Williams was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $13.66 per share.

      All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

      The Company paid Mr. Bump $120,000 during 2004 for consulting services consisting of advice and assistance rendered in connection with its business activities. The Consulting Services Agreement between the Company and Mr. Bump terminated on December 31, 2004. Mr. Bump will retire from the Board of Directors at the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

      The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance. Each believes strongly that effective corporate governance practices underpin its efforts to focus the entire organization on generating long-term stockholder value through conscientious actions and in an ethical manner. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges facing the Company. The Company's commitment to sound, independent oversight is demonstrated by the make-up of the Board of Directors, which has been comprised of a majority of independent directors since the Company's initial public offering in 1996.

      The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers ("Codes"). The Corporate Governance Guidelines and Codes are available on the Company's website at http://www.willbros.com under the "Governance" caption on the "Investors" page, and a copy of the Codes and Corporate Governance Guidelines will be provided to any stockholder of the Company upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.

      The Company is committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which it works, and demanding the highest standards of integrity from its employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

      BOARD INDEPENDENCE. The Board of Directors has affirmatively determined that each of Messrs. Isaacs, Leidel, Mitchell, Taylor, and Williams, current directors of the Company, are "independent" under the current director independence standards of the New York Stock Exchange. In so doing, the Board of Directors determined that each of those individuals met the "bright line" independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In making the determination of independence, the Board of Directors not only used the "bright line" independence standards of the New York Stock Exchange, but also the standard that no relationships exist that are required to be reported under the caption "Certain Relationships and Related Transactions" in this Proxy Statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this Proxy Statement. Mr. Bump is not considered to be independent because of his former employment as a senior executive of the Company and his receipt of consulting fees from the Company until December 31, 2004. Mr. Curran is not considered to be independent because of his employment as a senior executive officer of the Company.

      MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS. During 2004, the Board of Directors held five meetings. Each director was present at 75% or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2004.

      Each director is encouraged to participate in annual meetings of stockholders of the Company. However, since such meetings are held in Panama City, Panama, and are generally of a short duration and the Board of Directors does not generally have a meeting coincident with the annual meeting of stockholders, it is often impractical and expensive for each director to attend in person. Therefore, participation by either telephone or in person is encouraged. In addition, as discussed below, the Board of Directors has a process in place by which stockholders and other interested parties may communicate with the Board of Directors or any of its directors. One director, Mr. Curran, attended in person the Company's 2004 Annual Meeting of Stockholders. Messrs. Bump, Isaacs, Mitchell, and Taylor, members of the Board, and Mr. Williams, a new nominee for director, participated in the 2004 Annual Meeting of Stockholders by telephone.

      The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an "independent" director under the current listing standards of the New York Stock Exchange.

      Executive Committee. The Executive Committee was composed of Messrs. Curran (Chairman), Bump, and John H. Williams until May 20, 2004. Since then, the Executive Committee has been composed of Messrs. Curran (Chairman), Bump, and Mitchell. The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except with respect to a limited number of matters which include changing the size of the Board of Directors, filling vacancies on the Board of Directors, amending the By-laws of the Company, disposing of all or substantially all of the assets of the Company, and recommending to the stockholders of the Company an amendment to the Articles of Incorporation of the Company or a merger or consolidation involving the Company. The Executive Committee did not meet during 2004.

      Audit Committee. The Audit Committee was composed of Messrs. Leidel (Chairman), Mitchell, Taylor, and Guy E. Waldvogel until March 10, 2004. From March 10, 2004 until May 20, 2004, the Audit Committee was composed of Messrs. Leidel (Chairman), Mitchell, and Taylor. Since then, the Audit Committee has been composed of Messrs. Leidel (Chairman), Mitchell, Taylor, and Williams. In January 2005, Mr. Williams was appointed as Co-Chairman on a temporary basis. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee and these persons are Messrs. Leidel and Williams. The Audit Committee has a written charter, which is available on the Company's website at http://www.willbros.com. The Company has in place and circulated a "whistleblower policy" entitled Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities. The Audit Committee appoints the independent registered public accounting firm who will serve each year as independent auditors of the Company's financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to (a) review the scope and results of the audit with the independent auditors, (b) review with management and the independent auditors the Company's interim and year-end financial condition and results of operations, (c) consider the adequacy of the internal accounting, bookkeeping, and other control procedures of the Company, and (d) review and pre-approve any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee also generally reviews the terms of material transactions and arrangements, if any, between the Company and its directors, officers and affiliates. The Audit Committee held eight meetings during 2004.

      Compensation Committee. The Compensation Committee was composed of Messrs. Taylor (Chairman), Mitchell, and Michael J. Pink until May 20, 2004. Since then, the Compensation Committee has been composed of Messrs. Taylor (Chairman), Isaacs, and Mitchell. The Compensation Committee has a written charter, which is available on the Company's website at http://www.willbros.com. The Compensation Committee reviews and takes final action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive, and benefit provisions for the officers of the Company and its subsidiaries, and administers the 1996 Stock Plan. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held five meetings during 2004.

      Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee was composed of Messrs. John H. Williams (Chairman), Bump, and Leidel until May 20, 2004. Since then, the Nominating/Corporate Governance Committee has been composed of Messrs. Leidel (Chairman), Isaacs, and M. Williams. The Nominating/Corporate Governance Committee has a written charter, which is available on the Company's website at http://www.willbros.com. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held three meetings during 2004.

      Printed copies of the Audit, Compensation, and Nominating/Corporate Governance Committee charters are also available upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.

      CONSIDERATION OF DIRECTOR NOMINEES. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee's name and qualifications for director and should be addressed to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, the Company's Charter permits stockholders to nominate directors for consideration at a meeting of stockholders.

      The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders, or other persons.

      Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee's own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business, and the ability to serve the interests of all stockholders. The Committee also assesses the candidate's qualifications as an "independent director" under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

      The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company expects that the annual meeting of stockholders to be held each year will be held during the mid to latter part of May.

      EXECUTIVE SESSIONS. Executive sessions of the non-management directors are held periodically. The sessions are scheduled on a regular basis and chaired by the chairman of the Nominating/Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once a year.

      COMMUNICATIONS WITH THE BOARD OF DIRECTORS. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company's Secretary and submitted to the Board or the individual director.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      KPMG has been the independent registered public accounting firm (the "independent auditor") of Willbros since 1987. Historically, although not required, a proposal has been presented at the annual meeting of stockholders asking the stockholders to ratify the appointment of the independent auditor. However, in view of the recent resignation of KPMG discussed below, such a proposal will not be presented at the Annual Meeting because the Audit Committee has not yet selected an independent auditor for 2005. The Audit Committee has recently requested management of the Company to solicit bids for audit services for 2005 from several independent registered public accounting firms. Accordingly, under the circumstances, the Board of Directors is not in a position to ask stockholders to ratify the appointment of the independent auditor for 2005.

      On November 10, 2005, the Company was notified by KPMG that, effective upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of its report thereon, and filing of the Company's Form 10-Q's for the three-month period ended March 31, 2005 and six-month period ended June 30, 2005, it was resigning as the Company's independent auditor. The Company filed its Form 10-K for the year ended December 31, 2004 and its Form 10-Q's for the three-month period ended March 31, 2005 and six-month period ended June 30, 2005 on November 22, 2005.

      The reports of KPMG on the Company's consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

- KPMG's report on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, contained a separate paragraph stating that "as discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2002."

- KPMG's report on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, contained an additional paragraph stating that "we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 21, 2005 expressed an unqualified opinion on management's assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting."

            The resignation of KPMG has been accepted by the Audit Committee of the Board of Directors. The Audit Committee has discussed with representatives of KPMG certain material weaknesses in internal controls, as described below, noted by KPMG and has taken certain actions, as described below, to address such weaknesses.

            During the last two fiscal years and the subsequent interim period through November 22, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years.

            In connection with its audit for the two most recent fiscal years and through November 22, 2005, there were no "reportable events" as defined by
Item 304(a)(1)(v) of Regulation S-K, except that KPMG has advised the Company that it noted certain material weaknesses in the Company's internal financial reporting and accounting controls, as described below.

1. Company-Level Controls - The Company did not maintain effective company-level controls in the control environment, risk assessment, and monitoring components as defined by COSO, including related antifraud controls. Specifically, the following deficiencies were identified:

      - The Company's control environment did not sufficiently promote effective internal control over financial reporting throughout the Company's management structure, and this material weakness was a contributing factor in the development of other material weaknesses described below.

      - The Company did not provide sufficient training for personnel engaged in key elements of the financial reporting process, including training on relevant regulations such as the Foreign Corrupt Practices Act ("FCPA").

      - The Company's policies and procedures did not effectively ensure that: (1) personnel, including internal audit, have the appropriate skills and experience commensurate with their job responsibilities;
            (2) the reporting structure of the organization was appropriate; and
            (3) key personnel in certain international subsidiaries adhere to a periodic rotation policy.

      - The Company failed to educate and train employees in identifying, monitoring, or reporting and responding to, incidents of alleged misconduct or unethical behavior, including the Company's whistleblower policy and the Company's code of conduct policies.

These deficiencies in the Company's internal control over financial reporting resulted in material misstatements to various amounts in previously-issued annual and interim financial statements. Accordingly, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.

2. Construction Contract Management - The Company's operating subsidiaries in Nigeria did not maintain effective policies and procedures regarding review and approval processes relating to: (i) original and revised project cost estimates;
(ii) original contract pricing; (iii) establishment and management of contract contingencies; and (iv) change order management. These deficiencies in the Company's internal control over financial reporting resulted in material overstatement of contract revenue and understatement of contract costs in previously-issued annual and interim financial statements. Accordingly, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.

3. International Taxes - The Company's policies and procedures did not provide for effective supervisory review of the Company's accounting for international taxes, value added taxes, and payroll taxes and the related recordkeeping activities. These deficiencies in the Company's internal control over financial reporting resulted in material understatement of contract cost and income tax expense in previously-issued annual and interim financial statements. Accordingly, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003, and the first three quarters of 2004.

4. Disbursements Process - The Company did not maintain effective policies and procedures regarding its disbursement process. Specifically, deficiencies in policies and procedures were identified in the following areas: (i) petty cash disbursements at the Company's Nigerian subsidiaries; (ii) the Company's vendor approval process and maintenance of an approved vendor listing; and (iii) disbursement approval levels for individuals, subsidiaries, and senior management. These deficiencies resulted in material undisclosed related party transactions and payment of fraudulent vendor invoices resulting in material overstatement of contract revenue and overstatement of contract cost in previously-issued annual and interim financial statements. Accordingly, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003, and the first three quarters of 2004.

      Company management with oversight from the Audit Committee has devoted substantial effort to the remediation of its material weaknesses described above, and to the improvement of the Company's internal control over financial reporting. Specifically, prior to December 31, 2004, the Company:

- increased staffing and training of the finance and accounting personnel at the business unit level; and

- adopted a more frequent rotation policy for the financial staff at its business units.

      Subsequent to December 31, 2004, the Company has undertaken the following actions to remediate its material weaknesses and to improve the Company's internal control over financial reporting:

- initiation of an enhanced worldwide awareness program to educate employees with respect to the content of its whistleblower policy to better achieve reporting of any suspected problems;

- realignment of the reporting of all business units' financial staff directly to the Corporate Controller's Office;

- adoption of a more frequent rotation policy for the operations staff at its business units;

- adoption of a policy requiring approval of the General Counsel or the Chief Financial Officer for the engagement of legal, accounting and tax advisors;

- implementation of an "enhanced and stand-alone" FCPA Compliance Program (separate from that incorporated previously into its Code of Business Conduct and Ethics), inclusive of a "Definitive FCPA

      Policy Statement" from the Board of Directors and an FCPA Compliance Procedure providing for, among other measures, routine training company-wide;

- requirement that employees in positions of authority, as well as professional consultants, identify any direct or indirect ownership interest in entities doing business with the Company. Included in this disclosure will be any entities owned or controlled in whole or in part by immediate family members such as spouses;

- improvements to strengthen existing internal controls relating specifically to Nigerian cash disbursements, approved vendor lists and approval levels for individuals, subsidiaries and senior management; and

- expansion and formalization of the review process by corporate tax personnel of all international tax returns on at least a quarterly basis. Book and tax liability accounts will be reconciled and compared with tax returns as filed. This process was already in place for the North American subsidiaries.

            Company management with oversight from the Audit Committee is implementing other improvements as described below:

- appointment of a senior-level Company employee with primary responsibility for implementation, oversight and enforcement of the (i) Definitive FCPA Policy Statement; (ii) the Code of Business Conduct and Ethics; and (iii) the Whistleblower Policy, and communication of that appointment throughout the Company. The appointee will have a direct communication line to the Audit Committee; and

- movement of the internal audit function from an outsourced function with an independent accounting firm to an in-house department to facilitate more frequent and more in-depth examination of controls throughout the Company.

            A representative of KPMG LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

AUDIT AND OTHER FEES PAID TO INDEPENDENT AUDITORS

            Audit Fees. The aggregate fees billed for the years ended December 31, 2004 and 2003, by KPMG LLP ("KPMG") for professional services rendered for the audit of the Company's annual financial statements, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements for those years were $763,500 and $433,000, respectively.

            Audit-Related Fees. The aggregate fees billed for the years ended December 31, 2004 and 2003, for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under "Audit Fees" were $-0- and $23,000, respectively. These services consisted principally of audits of financial statements of certain employee benefit plans, review of registration statements, issuance of consents, and acquisition advisory services.

            Tax Fees. The aggregate fees billed for the years ended December 31, 2004 and 2003, for professional services by KPMG for tax compliance, tax advice, and tax planning were $-0- and $-0-, respectively.

            All Other Fees. The aggregate fees billed for the years ended December 31, 2004 and 2003, by KPMG for products and services rendered to the Company, other than the services described above, were $69,000 and $-0-, respectively. These fees were related to work associated with Sarbanes-Oxley requirements, unpriced change orders, and the Company's Opal Gas Plant.

AUDIT COMMITTEE PRE-APPROVAL POLICY

      It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

                           PRINCIPAL STOCKHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 1, 2005 by (a) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                                          SHARES
                                                                       BENEFICIALLY         PERCENTAGE
NAME OF OWNER OR IDENTITY OF GROUP                                        OWNED (1)        OF CLASS (1)
-----------------------------------------------------------------      ------------        ------------
Wells Fargo & Company/Wells Capital Management...................         2,401,722(2)        11.1
Third Avenue Management LLC......................................         1,652,875(3)         7.6
Imperium Capital Management, LLC.................................         1,164,100(4)         5.4
Michael F. Curran................................................           657,900(5)         3.0
Larry J. Bump....................................................           271,590(6)         1.2
John K. Allcorn..................................................           144,730(7)         *
Warren L. Williams...............................................           141,712(8)         *
John T. Dalton...................................................            70,285(9)         *
J. Kenneth Tillery...............................................            40,000(10)        *
Peter A. Leidel..................................................            66,172(11)        *
Rodney B. Mitchell...............................................            25,000(12)        *
James B. Taylor, Jr..............................................            24,000(13)        *
S. Fred Isaacs...................................................            10,000(14)        *
S. Miller Williams...............................................            10,000(15)        *
All executive officers and directors as a group (11 people)......         1,461,548(16)        6.6

----------
* Less than 1%

(1) Shares beneficially owned include restricted stock held by the executive officers of the Company over which they have voting power but not investment power. Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of December 1, 2005, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Information is as of February 28, 2005, and is based on the Schedule 13G/A dated March 24, 2005, which was filed by Wells Fargo & Company ("Wells Fargo") and Wells Capital Management Incorporated ("Wells Capital"). Wells Fargo's address is 420 Montgomery Street, San Francisco, California 94104, and Wells Capital's address is 525 Market Street, 10th Floor, San Francisco, California 94105. Wells Fargo is a parent holding company, and Wells Capital is a registered investment advisor. Of the shares shown, Wells Fargo has sole voting power over 2,354,457 shares, sole dispositive power over 2,131,236 shares, and shared dispositive power over 700 shares. Of the shares shown, Wells Capital has sole voting power over 1,309,601 shares and sole dispositive power over 2,131,106 shares.

(3) Information is as of December 31, 2004, and is based on the Schedule 13G/A dated February 16, 2005, which was filed by Third Avenue Management LLC ("TAM"). TAM's address is 622 Third Avenue, 32nd Floor, New York, New York 10017-2023. TAM is a registered investment advisor.

(4) Information is as of December 31, 2004, and is based on the Schedule 13G dated February 11, 2005, which was filed by Imperium Capital Management, LLC, Imperium Capital Advisors, LLC, and Stephen R. Goldfield. The address for all three filers is One Tampa City Center, Suite 2505, Tampa, Florida 33602. The three filers may be deemed the beneficial owners of the shares shown, having sole voting power and sole dispositive power over the shares.

(5) Includes (a) 428,155 shares held in a corporation controlled by Mr. Curran, (b) 200,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.56 per share, and (c) 6,575 shares held in the Willbros Employees' 401(k) Investment Plan (the "401(k) Plan") for the account of Mr. Curran.

(6) Includes 160,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.40 per share.

(7) Includes (a) 50,000 shares subject to stock options which are currently exercisable at an average exercise price of $15.00 per share, and (b) 5,954 shares held in the 401(k) Plan for the account of Mr. Allcorn.

(8) Includes (a) 82,150 shares subject to stock options which are currently exercisable at an average exercise price of $13.16 per share, and (b) 2,311 shares held in the 401(k) Plan for the account of Mr. Williams.

(9) Includes (a) 27,000 shares subject to stock options which are currently exercisable at an average exercise price of $7.83 per share, and (b) 4,509 shares held in the 401(k) Plan for the account of Mr. Dalton.

(10) Information is as of January 6, 2005. Does not include stock options that were forfeited on April 6, 2005.

(11) Includes 34,000 shares subject to stock options which are currently exercisable at an average exercise price of $12.59 per share.

(12) Represents 25,000 shares subject to stock options which are currently exercisable at an average exercise price of $14.32 per share. Does not include 1,057,653 shares held as of December 1, 2005, by The Mitchell Group, Inc., a registered investment advisor who holds these shares in investment advisory accounts managed by it for numerous clients. The Mitchell Group has full investment discretion with respect to such accounts. Mr. Mitchell is a director and executive officer of The Mitchell Group. Mr. Mitchell disclaims beneficial ownership of these shares.

(13)  Represents (a) 1,000 shares held by the James and Sarah Taylor Trust, and
      (b) 23,000 shares subject to stock options which are currently exercisable at an average exercise price of $11.50 per share.

(14) Represents 10,000 shares subject to stock options which are currently exercisable at an average exercise price of $17.73 per share.

(15) Represents 10,000 shares subject to stock options which are currently exercisable at an average exercise price of $17.43 per share.

(16) For specific information regarding each of the listed individuals, see footnotes (5) through (15) above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers other than the Chief Executive Officer, based on salary and bonus earned during fiscal 2004, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.

                                                                                           LONG-TERM COMPENSATION
                                                                               -----------------------------------------------
                                                ANNUAL COMPENSATION                    AWARDS           PAYOUT
                                      ---------------------------------------  ----------------------  ---------
                                                                                           SECURITIES
                                                                               RESTRICTED  UNDERLYING  LONG-TERM
                                                                 OTHER ANNUAL    STOCK      OPTIONS/   INCENTIVE   ALL OTHER
           NAME AND                            SALARY    BONUS   COMPENSATION   AWARD(s)      SARS      PAYOUTS   COMPENSATION
      PRINCIPAL POSITION              YEAR       ($)    ($) (1)    ($) (2)      ($) (3)      (#) (4)      ($)          ($)
------------------------------        ----     -------  -------  ------------  ----------  ----------  ---------  ------------
Michael F. Curran.................    2004     425,000  150,000       -0-        309,500        -0-       -0-       15,000(5)
   President and                      2003     425,000      -0-       -0-            -0-        -0-       -0-       15,000
   Chief Executive Officer            2002     408,333  860,000       -0-            -0-        -0-       -0-        8,992

John K. Allcorn...................    2004     275,000   62,500       -0-        185,700        -0-       -0-       10,070(5)
   Executive Vice President           2003     275,000      -0-       -0-            -0-        -0-       -0-       10,070
                                      2002     275,000  315,000       -0-            -0-     15,625       -0-       12,955

J. Kenneth Tillery (6)............    2004     285,000      -0-       -0-        185,700        -0-       -0-        8,372(5)
   Former President of                2003     258,710      -0-       -0-            -0-        -0-       -0-        8,772
   Willbros International, Inc.       2002     250,008  240,000       -0-            -0-     15,625       -0-       68,928

Warren L. Williams................    2004     250,000  100,000       -0-        185,700        -0-       -0-       11,500(5)
   Senior Vice President and          2003     225,000      -0-       -0-            -0-        -0-       -0-       11,500
   Chief Financial Officer            2002     213,542  270,000       -0-            -0-     15,625       -0-       12,687

John T. Dalton....................    2004     330,000  100,000       -0-        185,700        -0-       -0-        8,000(5)
   Senior Vice President and          2003     330,000      -0-       -0-            -0-        -0-       -0-        8,000
   General Counsel                    2002(7)   82,500  200,000       -0-            -0-        -0-       -0-          -0-

---------
(1)   Consists of compensation paid as discretionary bonuses.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) Represents the dollar value of the restricted stock award based on the number of shares granted and the market value of the Company's Common Stock on the grant date. All grants of restricted stock are made under the Company's 1996 Stock Plan. During the restricted period, dividends, if any, are paid on all restricted shares at the same rate as dividends, if any, paid to stockholders.

      During 2004, Mr. Curran received a grant of restricted stock for 25,000 shares and Messrs. Allcorn, Dalton, Tillery and Williams each received a grant of restricted stock for 15,000 shares. Each of these grants vests in four equal annual installments, commencing January 12, 2005. The 15,000 shares of restricted stock granted to Mr. Tillery were forfeited to the Company on January 6, 2005.

      As of December 31, 2004, the aggregate number of shares of unvested restricted stock held by the officers shown in the table and the dollar value of such shares was: Mr. Curran, 25,000 shares ($576,250); Mr. Allcorn, 15,000 shares ($345,750); Mr. Tillery, 15,000 shares ($345,750);
      Mr. Williams,

      15,000 shares ($345,750); and Mr. Dalton, 15,000 shares ($345,750). The dollar values are based on the closing price of the Company's Common Stock on December 31, 2004, of $23.05 per share.

(4)   Consists solely of options to acquire shares of Common Stock.

(5) Consists of Company contributions to the Company's (a) 401(k) Plan in the amount of $8,000 for each of Messrs. Curran, Allcorn, Tillery, Williams, and Dalton, and (b) Executive Life Plan in the amount of $7,000 for Mr. Curran, $2,070 for Mr. Allcorn, $372 for Mr. Tillery, and $3,500 for Mr. Williams.

(6) Mr. Tillery resigned as an executive officer of the Company on January 6, 2005.

(7) Mr. Dalton joined the Company in November 2002 as Senior Vice President and General Counsel.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      There were no options granted to the named executive officers of the Company during fiscal 2004. The Company has never granted any stock appreciation rights.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

      The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 2004, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

                          SHARES                                             VALUE OF UNEXERCISED
                         ACQUIRED                NUMBER OF SECURITIES           IN-THE-MONEY
                            ON       VALUE      UNDERLYING UNEXERCISED      OPTIONS/SARS AT FY-END
                         EXERCISE  REALIZED   OPTIONS/SARS AT FY-END (#)         ($)(1) (2)
                         --------  --------   --------------------------  --------------------------
         NAME              (#)      ($) (1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------  --------  --------   -----------  -------------  -----------  -------------
Michael F. Curran......       -0-        -0-      200,000            -0-  2,497,500              -0-
John K. Allcorn........   100,000  1,578,430       50,000            -0-    402,500              -0-
J. Kenneth Tillery.....    10,808    119,091       28,500            -0-    229,425              -0-
Warren L. Williams.....    15,000    113,595       82,150            -0-    812,120              -0-
John T. Dalton.........       -0-        -0-       27,000         25,000    410,970          394,750

------------
(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2) The closing price for the Company's Common Stock on the New York Stock Exchange on December 31, 2004, the last trading day of the fiscal year, was $23.05.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      None of the named executive officers of the Company have an employment agreement, other than Mr. Curran. On December 31, 2004, Willbros USA, Inc. ("WUSA"), an indirect wholly owned subsidiary of the Company, entered into an employment agreement (the "Agreement") with Mr. Curran.

      The term of the Agreement is three years, commencing on January 1, 2005, and ending on December 31, 2007 (the "Employment Period"). During the Employment Period, Mr. Curran will earn a base salary of $700,000 per year (the "Base Salary").

      Additionally, Mr. Curran may earn a cash bonus of up to 150 percent of his Base Salary (or $1,050,000) (the "Maximum Cash Bonus") for each year during the Employment Period if certain transition performance goals and/or net income target performance goals approved by the Board of Directors of the Company are achieved. The transition performance goals specifically relate to Mr. Curran's responsibilities during the Employment Period to facilitate the transition of his title and responsibilities as the Chief Executive Officer of the Company to another individual approved by the Board of Directors. During 2005, 2006, and 2007, 25 percent, 50 percent and 50 percent, respectively, of the Maximum Cash Bonus may be earned if the transition performance goals for the relevant year are achieved. The net income target performance goal is generally defined as the line item designated as such in the Company's annual budget for the year 2005, 2006, and 2007, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Curran and/or otherwise to employees. During 2005, 2006, and 2007, up to 75 percent, 50 percent and 50 percent, respectively, of the Maximum Cash Bonus may be earned if the net income target performance goals for the relevant year are achieved.

      If the total remuneration payable to Mr. Curran, including Base Salary, bonus and any other remuneration includable for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, for any year during the Employment Period exceeds $1,000,000, then a part of the earned bonus will not be paid until July 1, 2008. The part of the bonus earned that will be deferred will be the amount which, when subtracted from the total remuneration payable to Mr. Curran for such year, results in the total remuneration paid to Mr. Curran for such year equaling $1,000,000. Any deferred amount will earn interest as specified in the Agreement.

      Under the terms of the Agreement, Mr. Curran has been and in the future will be granted rights to receive Common Stock of the Company ("Restricted Stock Rights") under the Company's 1996 Stock Plan, as amended, as follows:

      1. On January 1, 2005, Restricted Stock Rights for 125,000 shares, with vesting to occur in three equal annual installments on December 31 of 2005, 2006 and 2007;

      2. On January 1, 2006, Restricted Stock Rights for 50,000 shares, with vesting to occur in two equal annual installments on December 31 of 2006 and 2007; and

      3. On January 1, 2007, Restricted Stock Rights for 50,000 shares, with vesting to occur in two equal installments on June 30, 2007, and December 31, 2007.

      All shares of the Company's Common Stock deliverable to Mr. Curran by reason of vesting of the Restricted Stock Rights will be delivered on July 1, 2008.

      Pursuant to the Agreement, in the event Mr. Curran's employment is terminated by WUSA without cause, or due to a constructive discharge, or due to a Change in Control (as defined in the Willbros Group, Inc. Severance Plan as amended and restated effective September 25, 2003), he will be entitled, among other things: (i) to continue receiving his Base Salary during the remainder of the Employment Period and (ii) to the maximum available amount for unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Employment Period at the time of termination. If Mr. Curran voluntarily resigns or is terminated by WUSA for cause, he will receive his Base Salary through the date of termination and no cash bonuses for any years remaining in the Employment Period which have not yet ended as of the date of termination. If termination occurs by reason of Mr. Curran's death or disability, he will receive his Base Salary through the date of death or termination and the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Employment Period). In such cases, Mr. Curran is entitled to such benefits as are provided under such Severance Plan, if any; provided, however, that the value of any compensation and/or benefits payable under such Severance Plan shall not be duplicative of any amounts paid under the Agreement, and such amounts payable under such Severance Plan shall be offset against the value of any compensation or benefits payable to him under the Agreement, and vice versa.

      Pursuant to the Agreement, during the Employment Period and for a period of one year thereafter, Mr. Curran will not compete with the businesses of the Company and its affiliates.

      In October 1998, the Compensation Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the "Severance Plan"), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new employment agreements with the executive officers at that time. Since the Severance Plan was scheduled to expire on December 31, 2003, the Compensation Committee approved and recommended, and the Board of Directors adopted a restated and amended Severance Plan (the "Restated Severance Plan"), effective September 25, 2003. Each of the named executive officers of the Company is a participant in the Restated Severance Plan. The Restated Severance Plan, which will remain in effect until December 31, 2006, provides that a participant whose employment is terminated other than for cause or who resigns due to (a) reduction of compensation or other benefits, including incentive plans, (b) reduction in scope of participant's authorities, duties, or title, or (c) material change in the location of a participant's principal place of employment by the Company, when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to severance compensation (a) equal to 300 percent of the participant's annual base compensation, (b) equal to 300 percent of the participant's greatest annual cash bonus received during the 36-month period ending on the date of the change in control, (c) equal to the aggregate annual incentive plan target opportunity that could have been earned in the year termination of employment occurs, (d) that provides full vesting of all of the participant's outstanding stock options, restricted stock awards and other equity-based awards, and (e) that extends the participant's and his dependents' coverage under the benefit plans for 24 months. The Restated Severance Plan also provides that a participant who voluntarily terminates his employment for reasons similar to termination of employment by the Company within 18 months after a change in control of the Company has occurred shall be entitled to a severance payment equal to the same severance compensation applicable to the entitlement provided by termination of employment by the Company. Finally, the Restated Severance Plan provides that a participant whose employment is terminated other than for cause prior to a change in control of the Company shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the Restated Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the Restated Severance Plan are the participant's responsibility. Mr. Tillery did not receive any severance payments under the Restated Severance Plan in connection with his resignation as an executive officer of the Company on January 6, 2005.

      All outstanding awards under the Company's 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of the Company, as defined in such Plan.

REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Compensation Committee") administers the compensation program for executive officers of the Company. The duties of the Compensation Committee include reviewing and evaluating the Company's executive compensation program to assess its effectiveness in attracting, motivating and retaining highly skilled executive officers. The Compensation Committee also administers the Company's 1996 Stock Plan and has access to outside compensation consulting firms and compensation information.

      Compensation Philosophy

      The objectives of the Company's executive compensation program include:

      - Providing a total executive compensation plan that is performance-driven and rewards business success based on an executive's individual performance;

      - Aligning the financial interests of the executive officers with the performance of the Company;

      - Emphasizing equity-based compensation for Company executives to reinforce management's focus on stockholder value; and

      - Attracting, motivating, and retaining executive officers and key management personnel to achieve the Company's business objectives.

      The Compensation Committee adheres to an executive compensation philosophy that supports the Company's business strategies. Compensation decisions under the executive compensation program are made by the Compensation Committee and approved by the Board of Directors.

      Compensation Program

      Company executives participate in a comprehensive compensation program comprised of base salary, potential for discretionary annual cash incentive awards, and long-term equity-based opportunities in the form of stock options, restricted stock awards, and restricted stock rights awards.

      Base Salary. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. Each year the Compensation Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since last salary increase, and cost-of-living indicators. Mr. Warren L. Williams received a salary increase in 2004. Mr. J. Kenneth Tillery received a salary increase because of his promotion to President of Willbros International, Inc. None of the other executive officers of the Company received a salary increase for 2004.

      Discretionary Annual Cash Incentive Awards. In 2004, the Company's executive officers were eligible for discretionary annual cash incentive awards. In determining whether to award cash bonuses, the Compensation Committee primarily considers the financial performance of the Company and an executive's individual performance. Several factors are considered in evaluating an executive's individual performance, which include achievement of business strategy, successful accomplishment of business goals and objectives, contribution toward the Company's profitability, and enhancement of stockholder value. Based on these factors, the executive officers, other than Mr. Tillery, were considered for and paid cash incentive bonus awards for 2004.

      Long-Term Incentive Program. In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan. The 1996 Stock Plan permits the Compensation Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock rights, to executive officers and key management employees of the Company based on competitive practices and the Company's overall performance. Stock options, restricted stock and restricted stock rights awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for the continued success of the Company. An option award may be either an incentive stock option (the "ISO") or a non-qualified stock option (the "NSO"). The Compensation Committee takes into account management's recommendations regarding the number of shares or options and the number of shares of restricted stock or restricted stock rights to be awarded to specific employees. During 2004, each of the executive officers of the Company was granted restricted stock awards under the 1996 Stock Plan.

      To date, the Compensation Committee has granted ISO, NSO and restricted stock and restricted stock rights awards to executive officers from time to time. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of the Company's Common Stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs. Restricted stock awards are grants of a specified number of shares of the Company's Common Stock in which the employee's rights to the shares are limited until the shares vest and cease to be subject to the restrictions. The employee obtains full ownership of the unrestricted shares of stock when it vests. Restricted stock rights awards represent the right to receive shares of the Company's common stock upon vesting. The rights are considered "restricted" because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. Vesting of such awards may be tied to a specified time period or the achievement of certain performance goals. The Company uses stock options, restricted stock and restricted stock rights awards as its long-term incentive devices since such awards provide the clearest tie between enhanced stockholder wealth and executive pay.

      Chief Executive Officer Compensation for 2004

      Mr. Curran's overall compensation is determined in the same manner as is the compensation for the other executive officers. As a result of the depressed state of the energy industry at the time his salary for 2004 was determined, Mr. Curran did not receive a salary increase in 2004. As a significant stockholder of the Company, Mr. Curran continues to have strong incentive to create value for the Company's stockholders. Mr. Curran was granted an award of restricted stock during 2004 under the Company's 1996 Stock Plan. Mr. Curran was awarded a cash incentive bonus for 2004 based on his leadership and contributions to the performance of the Company in 2004, which included record Company backlog at the end of 2004.

      Policy Regarding Tax Deductibility of Executive Compensation

      Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. subsidiary employer of a publicly-held corporation may take for compensation paid to the Company's Chief Executive Officer and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1,000,000 limit. The Compensation Committee generally intends to grant awards under the Company's 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1,000,000 limit. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in the future, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than deductibility. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility, and may rely on grandfathering provisions with respect to existing compensation commitments. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.

      The Compensation Committee and the Board of Directors believe that the executive compensation policies promote the interest of the stockholders and the Company effectively, and the various compensation opportunities afforded the executive officers are appropriately balanced to provide motivation for executives to contribute to the profitability and overall success of the Company.

                             COMPENSATION COMMITTEE

                        James B. Taylor, Jr. (Chairman)
                               Rodney B. Mitchell
                      S. Fred Isaacs (since May 20, 2004)

      The Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2004, the Compensation Committee was composed of James B. Taylor, Jr., Rodney B. Mitchell, Michael J. Pink (until May 20, 2004), and S. Fred Isaacs (since May 20, 2004), all of whom are independent directors of the Company. During 2004, none of the Company's executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on the Company's Board of Directors or on its Compensation Committee.

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing January 1, 2000, and ended on December 31, 2004, with the cumulative total return on the S&P 500 Index and the S&P 500 Construction & Engineering Index. The comparison assumes $100 was invested December 31, 1999, in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends.

                                        [BAR CHART]

                                        BASE               INDEXED RETURNS
                                       PERIOD                YEARS ENDING
COMPANY/ INDEX                         DEC99    DEC00    DEC01    DEC02    DEC03    DEC04
--------------                         ------   ------   ------   ------   ------   ------
WILLBROS GROUP INC                      100     137.84   345.95   177.73   259.89   498.38
S&P 500 INDEX                           100      90.90    80.09    62.39    80.29    89.03
S&P 500 CONSTRUCTION & ENGINEERING      100     112.30   128.50    87.40   122.17   170.48

      The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          REPORT OF THE AUDIT COMMITTEE

      Securities and Exchange Commission rules require that a company's proxy statement contain a report of its audit committee. The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year 2004 with management and with the Company's independent auditors. Specifically, the Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and supplemented.

      The Audit Committee has received the written disclosures and the letter from the Company's independent auditors, KPMG LLP, required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, as amended and supplemented. Additionally, the Audit Committee has discussed with KPMG the issue of its independence from the Company and has concluded that KPMG is independent.

      The Audit Committee has also discussed with the Company's internal auditors and independent auditors, with and without management present, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

      In January 2005, the Audit Committee initiated an independent investigation into certain activities of the former President of the primary international subsidiary of the Company following notification from the Company of an approximate $2.5 million tax assessment against the Company's Bolivian subsidiary for allegedly filing improper tax returns. The investigation determined that the former President and other employees of the primary international subsidiary of the Company and its subsidiaries had engaged in improper activities. Details of these activities and the full scope of the Audit Committee's investigation and findings are covered in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

      Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

                               THE AUDIT COMMITTEE

                           Peter A. Leidel (Chairman)
                               Rodney B. Mitchell
                              James B. Taylor, Jr.
                     S. Miller Williams (since May 20, 2004)

      The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Board of Directors previously approved an Employee Stock Purchase Program (the "Program"). Under the Program, selected executives and officers of the Company were given the opportunity to borrow funds on an interest free basis for the purpose of exercising vested stock options granted to the executives under the Company's 1996 Stock Plan. All such loans are full recourse and therefore secured by Company stock. The maximum amount that could be loaned to individual executives under the Program is $250,000. Each loan has a maximum term of five years and does not bear interest unless not repaid on the due date. The loan will become due 90 days after termination of employment or on the normal due date of the loan, whichever is first. Pursuant to the Program, in March 2002, certain executive officers of the Company became indebted to the Company in amounts in excess of $60,000 under various notes. In 2004, Messrs. John K. Allcorn and J. Kenneth Tillery paid off all of their indebtedness, $232,188 and $249,995, respectively, under the Program and have no outstanding balance as of December 31, 2004. The following table sets forth, as to the person shown, the largest amount of the indebtedness outstanding, the interest rate, the final maturity date and the outstanding balance of such indebtedness as of December 1, 2005:

                                 LARGEST                                        FINAL             OUTSTANDING
                                AMOUNT OF               INTEREST               MATURITY            BALANCE AT
      NAME                     INDEBTEDNESS               RATE                   DATE             DEC. 1, 2005
      ----                     ------------             --------              ----------          ------------
Warren L. Williams               $250,000                  0%                 March 2007            $250,000

      In accordance with the Sarbanes-Oxley Act of 2002, the Company no longer makes loans to executive officers of the Company.

      During the past several years, certain of the Company's subsidiaries have entered into commercial agreements with companies in which the former President of Willbros International, Inc., J. Kenneth Tillery, apparently had an ownership interest (Mr. Tillery resigned from the Company on January 6, 2005). These ownership interests had not been previously disclosed to the Company and were in violation of the Company's written policies. Those companies included Arbastro Trading Ltd., Windfall Energy Services, Oco Industrial Services, Ltd., Hydrodive Offshore Services International, Inc., Hydrodive Nigeria, Ltd., and Hydrodive International, Ltd. All are companies that chartered or sold marine vessels to the Company's subsidiaries. Hydrodive Offshore Services International, Inc. and Hydrodive International, Ltd. have also provided diving services to the Company's subsidiaries.

      Mr. Tillery also appears to have exercised significant influence over the activities of Symoil Petroleum Ltd. and Fusion Petroleum Services Ltd., which provided consulting services for projects in Nigeria, and Kaplan and Associates, which provided consulting services for projects in Bolivia and certain other foreign locations.

      Payments made to companies where Mr. Tillery appears to have an undisclosed ownership interest, varying from 13 percent to 40 percent, or over which he appears to have exercised significant influence in the three-year period ended December 31, 2004 totaling $33,493,000 are detailed below (dollar amounts in thousands):

                                                              Year Ended December 31,
                                                 ------------------------------------------------
                                                   2004         2003          2002         Total
                                                 ---------    ---------    ---------    ---------
Arbastro Trading Ltd.                            $      --    $      --    $   2,047    $   2,047
Fusion Petroleum Services Ltd.                         871           --           --          871
Hydrodive Offshore Services
     International, Inc.                                --        2,682       10,483       13,165
Hydrodive International, Ltd.                        5,705        3,431           --        9,136
Hydrodive Nigeria, Ltd.                                210          112          881        1,203
Kaplan and Associates                                  524          617          840        1,981
Oco Industrial Services, Ltd.                           63          287          236          586
Windfall Energy Services Ltd.                          922          285           --        1,207
Symoil Petroleum Ltd.                                1,121          544        1,632        3,297
                                                 ---------    ---------    ---------    ---------

     Total                                       $   9,416    $   7,958    $  16,119    $  33,493
                                                 =========    =========    =========    =========

      Outstanding amounts owed to related parties in which Mr. Tillery appears to have had an undisclosed ownership interest or over which he appears to have exercised significant influence are as follows (dollar amounts in thousands):

                                                      December 31,
                                                 ----------------------
                                                   2004          2003
                                                 ---------      -------
Hydrodive International, Ltd.                    $   1,846      $    --
Windfall Energy Services Ltd.                          300          233
Symoil Petroleum Ltd.                                   --          437
Kaplan and Associates                                   --           41
Oco Industrial Services, Ltd.                           --           55
Hydrodive Nigeria, Ltd.                                  5            8
                                                 ---------      -------

     Total                                       $   2,151      $   774
                                                 =========      =======

      In addition, it appears that Mr. Tillery had an equity interest in Addax Petroleum of Nigeria ("Addax") during an unknown period prior to April of 2003. During this period, subsidiaries of the Company were paid for various services which they performed for Addax. During the first three months of 2003 and all of 2002, the Company recognized revenue from Addax of $311,000 and $10,469,000, respectively. Subsequent to March 2003, Mr. Tillery purportedly sold his equity interest in Addax. The subsidiaries of the Company continued to perform services for Addax and/or its successor company ("New Addax"). During the last nine months of 2003 and the full year of 2004, the Company recorded revenue of $5,465,000 and $21,404,000, respectively, for services provided to New Addax. The Addax and New Addax revenue accounted for less than five percent of the Company's consolidated revenue in 2004, 2003 and 2002. The Company had outstanding accounts receivable from New Addax and contract cost and recognized income not yet billed to New Addax of $9,845,000 and $5,401,000 at December 31, 2004 and 2003, respectively. In 2005, the Company entered into a global settlement with New Addax for outstanding receivables, change orders, and claims for $10,000,000. The settlement was recovered in full in May 2005.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2004.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 2004, all Section 16(a) filing requirements applicable to its officers, directors and more than 10 percent stockholders were complied with, except that Mr. Allcorn inadvertently omitted from one of his reports three transactions relating to exercises of employee stock options.

                                  OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

      The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at the Company's 2006 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama, on or before January 20, 2006, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

      If a stockholder, who intends to present a proposal at the Company's 2006 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company's proxy materials pursuant to Rule 14a-8, fails to provide the Company with notice of such proposal by March 13, 2006, then the persons named in the proxies solicited by the Company's Board of Directors for its 2006 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

                                            By Order of the Board of Directors,

                                            Dennis G. Berryhill
                                            Secretary

December 28, 2005
Panama City, Panama

                                                                       EXHIBIT A

              CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
                     WHEN DETERMINING DIRECTOR INDEPENDENCE

      A Director will not be independent if:

      (i) The Director is, or has been within the last three years, an employee of the Company;

      (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

      (iii) The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

      (iv) The Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

      (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee;

      (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

      (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

      For purposes of the above standards, the term "immediate family member" means a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

      A Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company's Proxy Statement pursuant to Rule 404 of Regulation S-K.

                              WILLBROS GROUP, INC.

[LOGO]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 1, 2006

      The undersigned hereby appoints Gian Castillero and Fernando Arias, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 1st day of February, 2006, at 9:00 a.m., local time, at the Panama Marriott Hotel, Calle 52 y Ricardo Arias - Area Bancaria, Panama City, Panama, and at any and all adjournments thereof, on all matters coming before said meeting.

             PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
         AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                            (CONTINUED ON OTHER SIDE)

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

                            - FOLD AND DETACH HERE -

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE MARK HERE FOR ADDRESS CHANGE OR COMMENTS                [ ]
SEE REVERSE SIDE

1.    Election of Directors.

                              FOR all nominees
                                   listed
                                 to the left       WITHHOLD AUTHORITY
                                 (except as          to vote for all
                                marked to the           nominees
   Nominees:                      contrary)        listed to the left
   01 Michael F. Curran              [ ]                   [ ]
   02 S. Fred Isaacs
   as Class III Directors.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

________________________________________________________________________________


                                   Dated:  ________________________, 200________

                                   _____________________________________________
                                                 Signature
                                   _____________________________________________
                                             Signature if held jointly

                                   Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.


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